Exhibit 99.1

Contacts: West Pharmaceutical Services, Inc. Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial Media: Westwicke Partners John Woolford/Stefan Loren (443) 213-0506/0507

West Elects New Director
Announces Second Quarter 2012 Dividend

LIONVILLE, Pa., February 27, 2012 -- West Pharmaceutical Services, Inc. (NYSE: WST) today announced that its Board of Directors increased the size of the Board to eleven and elected William F. Feehery, Ph.D., to fill the vacancy. His term runs until the 2012 Annual Meeting of Shareholders and he has been nominated for re-election by shareholders at that meeting. The addition of Mr. Feehery will keep the Board at its previous strength following the planned May 2012 retirement of Robert C. Young, M.D., 71, under the Company’s director retirement policy.

Mr. Feehery, 41, is Global Business Director, DuPont Photovoltaic Solutions in DuPont’s Electronics and Communications business segment. He has been at DuPont since 2002 and has previously served as Global Business Director, Electronics Growth Businesses, and as President of DuPont Displays, Inc.

“We are very pleased to be able to enhance the experience base of our independent directors,” said Donald E. Morel, Jr., Ph.D., West’s chairman and Chief Executive Officer in announcing the appointment.  “Bill  broadens the Board’s expertise in managing complex, growing, multi-national businesses, and also brings very relevant academic and professional knowledge in materials technology, which is at the heart of much of what we do here at West.”

The Board also approved payment of the second-quarter 2012 cash dividend of $0.18 per share. The dividend will be paid on May 2, 2012 to shareholders of record on April 18, 2012.

About West

West is a global manufacturer of components and systems for injectable drug delivery, including stoppers and seals for vials, and closures and disposable components used in syringe, IV and blood collection systems. The Company also provides products with application to the personal care, food and beverage markets. Headquartered in Lionville, Pennsylvania, West supports its partners and customers from 50 locations throughout North America, South America, Europe, Mexico, Japan, Asia and Australia. For more information, visit West at www.westpharma.com.